Exhibit i

                                                                          DRAFT


                               ________ __, 2000


CitiFundsSM Trust I
25 Milk Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

     We have acted as counsel to CitiFunds Trust I, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendment Number 39 to the Trust's Registration Statement filed with the Securities and Exchange Commission on June 2, 2000 (the "Amendment"), with respect to the Trust's series Citi S&P 500 Index Portfolio, Citi 1000 Index Portfolio, Citi All Markets Index Portfolio, Citi Small Cap Index Portfolio, Citi International Index Portfolio, Citi Global Titans Index Portfolio, Citi Nasdaq 100 Portfolio and Citi U.S. Bond Index Portfolio (collectively, the "Funds").

     In connection with this opinion, we have examined the following described documents:

     (a) the Amendment;

     (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

     (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

     (d) a certificate executed by the President of the Trust, certifying as to, and attaching copies of, the Trust's By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of shares of the Funds.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth to the extent such laws may apply to or govern the matters covered by this opinion.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that the shares of the Funds, when issued and sold in accordance with the Amendment and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Funds may under certain circumstances be held personally liable for the Trust's obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                      Very truly yours,



                                      BINGHAM DANA LLP